Exhibit 5.1

April 13, 2007

Ibis Technology Corporation
32 Cherry Hill Drive
Danvers, Massachusetts 01923

Re:   Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 2,524,434 shares of common stock, $0.008 par value per share (the “Common Stock”), of Ibis Technology Corporation, a Massachusetts corporation (the “Company”), consisting of: (1) 1,400,000 shares (the “Shares”) of Common Stock issued pursuant to a Purchase Agreement, dated as of February 16, 2007 (the “Purchase Agreement”), by and among the Company and the investors (the “Investors”) named therein and (2) 1,124,434 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of warrants (the “Warrants”) issued by the Company to the Investors and to placement agents in connection with the Purchase Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. We have assumed that the Shares and the Warrants were issued in accordance with the terms of the Purchase Agreement.

The opinion expressed below is limited to the federal laws of the United States of America and the internal laws of the Commonwealth of Massachusetts (without giving effect to conflicts of laws principals).

Based on the foregoing, we are of the opinion that: (1) the Shares have been duly authorized and are validly issued, fully paid and non-assessable and (2) the Warrant Shares have been duly authorized and when issued, delivered and paid for upon exercise of the Warrants and in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours
/s/ CHOATE HALL & STEWART LLP
CHOATE HALL & STEWART LLP